Exhibit 99.1

John B. Sanfilippo & Son, Inc. Completes Acquisition of Snack Bar Assets from TreeHouse Foods

Elgin, IL. September 29, 2023 – John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced that it has completed the previously-announced acquisition of certain assets, including inventory, a manufacturing facility located in Lakeville, Minnesota, and customer relationships, from TreeHouse Foods, Inc. (NYSE: THS) relating to its snack bars business for approximately $61.3 million in cash. The purchase price included approximately $37.3 million of inventory.

“This is a momentous day for our Company as we close the largest and most transformational acquisition in our history. This acquisition significantly accelerates our product diversification strategy and allows us to offer our private label customers a complete offering of snack bars,” stated Jeffrey T. Sanfilippo, Chief Executive Officer of the Company. “I would like to officially welcome the approximately 400 employees of the Lakeville facility to the JBSS family. We look forward to working with this talented team to profitably grow the snack bar business and deliver long-term shareholder value.”

The purchase price for the acquisition was funded from borrowings under the Company’s amended credit facility. The Company recently increased the borrowing capacity under the credit facility to $150 million from $117.5 million to provide for the short-term working capital requirements of the acquired business.

About John B. Sanfilippo & Son, Inc.

Based in Elgin, Illinois, John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of snack bars, dried cheese, and nut & dried-fruit based products that are sold under the Company’s Fisher ®, Orchard Valley Harvest ®, Squirrel Brand ®, Southern Style Nuts ® and Just the Cheese ® brand names and under a variety of private brands.

Additional information, including John B. Sanfilippo & Son, Inc.’s most recent statements on forms 10-Q and 10-K, may be found at jbssinc.com

About TreeHouse Foods

TreeHouse Foods, Inc. is a leading private label food and beverage manufacturer in North America. TreeHouse’s purpose is to engage and delight – one customer at a time. Through TreeHouse’s customer focus and category experience, TreeHouse strives to deliver excellent service and build capabilities and insights to drive mutually profitable growth for TreeHouse and their customers. TreeHouse’s purpose is supported by investment in depth, capabilities and operational efficiencies, which are aimed to capitalize on the long-term growth prospects in the categories in which they operate.

Additional information, including TreeHouse Foods’ most recent statements on forms 10-Q and 10- K, may be found at treehousefoods.com

Forward Looking Statements

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers, or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences, including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages; (xii) the ability to implement our Long-Range Plan, including growing our branded and private brand product sales, diversifying our product offerings (including by the launch of new products) and expanding into alternative sales channels; (xiii) technology disruptions or failures or the occurrence of cybersecurity incidents or breaches; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change; and (xvi) our ability to operate and integrate the acquired snack bar related assets of TreeHouse and realize efficiencies and synergies from such acquisition.

Contacts:

Company:	Investor Relations:
Frank S. Pellegrino	John Beisler or Steven Hooser
Chief Financial Officer	Three Part Advisors, LLC
847-214-4138	817-310-8776

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